Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SulphCo, Inc:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our reports dated March 7, 2008, with respect to the audits of the balance sheet of SulphCo, Inc. as of December 31, 2007, and the related statements of operations, cash flows and changes in stockholders’ equity (deficit) for the year then ended and internal control over financial reporting.

/s/ Hein & Associates LLP
Hein & Associates LLP
Houston, Texas

March 26, 2008